                                CREDIT AGREEMENT


                         Dated as of September 10, 1998


                                      among


                       TRANSACTION NETWORK SERVICES, INC.


                                  as Borrower,


                      The Several Lenders From Time to Time
                                 Parties Hereto


                                       and


                         PNC BANK, NATIONAL ASSOCIATION
                                    as Agent



                          $75,000,000 CREDIT FACILITIES

                                TABLE OF CONTENTS


                                                                                            Page
                                                                                            ----
SECTION 1.  DEFINITIONS..................................................................      1
 1.1      Defined Terms..................................................................      1
 1.2      Other Definitional Provisions..................................................     19

SECTION 2.  LOANS AND LETTERS OF CREDIT..................................................     20
 2.1      Commitments....................................................................     20
 2.2      Notes..........................................................................     20
 2.3      Procedure for Loans............................................................     21
 2.4      L/C Commitment.................................................................     22
 2.5      Procedure for Issuance of Letters of Credit....................................     23
 2.6      Fees, Commissions and Other Charges............................................     23
 2.7      L/C Participations.............................................................     24
 2.8      Reimbursement Obligation of the Borrower.......................................     25
 2.9      Obligations Absolute...........................................................     26
 2.10     Letter of Credit Payments......................................................     26
 2.11     Application....................................................................     27

SECTION 3.  GENERAL PROVISIONS APPLICABLE TO LOANS.......................................     27
 3.1      Fees...........................................................................     27
 3.2      Interest Rates and Payment Dates...............................................     27
 3.3      Default Interest...............................................................     28
 3.4      Inability to Determine Interest Rate...........................................     28
 3.5      Termination, Reduction and Extension of Commitments............................     29
 3.6      Optional Prepayment of Loans...................................................     30
 3.7      Mandatory Prepayments..........................................................     31
 3.8      Illegality.....................................................................     31
 3.9      Requirements of Law............................................................     32
 3.10     Taxes..........................................................................     33
 3.11     Indemnity......................................................................     35
 3.12     Pro Rata Treatment of Loans, L/C's and Payments; Commitment Fees...............     36
 3.13     Payments.......................................................................     36
 3.14     Conversion and Continuation Options............................................     37
 3.15     Minimum Amounts of Tranches; Maximum Number of Tranches........................     38
 3.16     Use of Proceeds................................................................     38

SECTION 4.  REPRESENTATIONS AND WARRANTIES...............................................     38
 4.1      Financial Condition............................................................     38
 4.2      No Change......................................................................     39
 4.3      Corporate Existence; Compliance with Law.......................................     39
 4.4      Corporate Power; Authorization; Enforceable....................................




                                                                                            Page
                                                                                            ----


                   Obligations..........................................................      39
 4.5      No Legal Bar..................................................................      40
 4.6      No Material Litigation........................................................      40
 4.7      No Default....................................................................      40
 4.8      Taxes.........................................................................      41
 4.9      Federal Regulations...........................................................      41
 4.10     ERISA.........................................................................      41
 4.11     Investment Company Act........................................................      42
 4.12     Purpose of Loans..............................................................      42
 4.13     Environmental Matters.........................................................      42
 4.14     No Material Misstatements.....................................................      44
 4.15     Intellectual Property.........................................................      44
 4.16     Subsidiaries .................................................................      44
 4.17     Public Utility Holding Company Act............................................      44
 4.18     Year 2000.....................................................................      45
 4.19     Title to Properties...........................................................      45
 4.20     No Burdensome Restrictions....................................................      45
 4.21     TASG Acquisition..............................................................      45
 4.22     Solvency......................................................................      46

SECTION 5.  CONDITIONS PRECEDENT........................................................      46
 5.1      Conditions to Initial Extension of Credit.....................................      46
 5.2      Conditions to Each Extension of Credit........................................      48

SECTION 6.  AFFIRMATIVE COVENANTS.......................................................      49
 6.1      Financial Statements..........................................................      49
 6.2      Certificates; Other Information...............................................      50
 6.3      Payment of Obligations........................................................      50
 6.4      Conduct of Business and Maintenance of Existence..............................      50
 6.5      Maintenance of Property; Insurance............................................      51
 6.6      Inspection of Property, Books and Records.....................................      51
 6.7      Notices.......................................................................      51
 6.8      Environmental Laws............................................................      52
 6.9      Subsequent Credit Terms.......................................................      53
 6.10     New Subsidiaries..............................................................      53
 6.11     Management Changes............................................................      53
 6.12     Subordination of Intercompany Loans, Other Loans and Advances to the Borrower.      54

SECTION 7.  NEGATIVE COVENANTS..........................................................      54
 7.1      Financial Condition Covenants.................................................      54
 7.2      Limitation on Liens...........................................................      55
 7.3      Limitation of Indebtedness....................................................      56
 7.4      Limitations on Fundamental Changes............................................      56
 7.5      Limitation on Sale of Assets..................................................      57



                                                                                            Page
                                                                                            ----


 7.6      Limitation on Distributions...................................................      58
 7.7      Transactions with Affiliates..................................................      58
 7.8      Sale and Leaseback............................................................      58
 7.9      Limitation on Investments, Loans and Advances.................................      58
 7.10     Limitation on Optional Payments and Modifications of Debt Instruments.........      60
 7.11     Limitation on Negative Pledge Clauses.........................................      60
 7.12     Fiscal Year...................................................................      61
 7.13     Limitation on Conduct of Business.............................................      61
 7.14     Changes in Organizational Documents...........................................      61

SECTION 8.  EVENTS OF DEFAULT...........................................................      61
 8.1      Events of Default.............................................................      61

SECTION 9.  THE AGENT...................................................................      65
 9.1      Appointment...................................................................      65
 9.2      Delegation of Duties..........................................................      65
 9.3      Exculpatory Provisions........................................................      65
 9.4      Reliance by Agent.............................................................      66
 9.5      Notice of Default.............................................................      66
 9.6      Non-Reliance on Agent and Other Lenders.......................................      67
 9.7      Indemnification...............................................................      67
 9.8      Agent in its Individual Capacity..............................................      68
 9.9      Successor Agent...............................................................      68
 9.10     Beneficiaries.................................................................      69

SECTION 10.  MISCELLANEOUS..............................................................      69
 10.1     Amendments and Waivers........................................................      69
 10.2     Notices.......................................................................      70
 10.3     No Waiver; Cumulative Remedies................................................      71
 10.4     Survival of Representations and Warranties....................................      71
 10.5     Payment of Expenses and Taxes.................................................      71
 10.6     Successors and Assigns........................................................      72
 10.7     Disclosure of Information.....................................................      77
 10.8     Adjustments; Set-off..........................................................      77
 10.9     Counterparts..................................................................      78
 10.10    Severability..................................................................      78
 10.11    Integration ..................................................................      78
 10.12    GOVERNING LAW.................................................................      78
 10.13    Submission To Jurisdiction; Waivers...........................................      79
 10.14    Acknowledgements..............................................................      80
 10.15    WAIVERS OF JURY TRIAL.........................................................      80


                                CREDIT AGREEMENT


                  AGREEMENT, dated as of September 10, 1998, among TRANSACTION NETWORK SERVICES, INC. (the "Borrower"); the several banks and other lenders from time to time parties hereto (each a "Lender"; collectively, the "Lenders"); and PNC BANK, NATIONAL ASSOCIATION, as Agent (in such capacity, the "Agent").

                              W I T N E S S E T H:

                  In consideration of the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                             SECTION 1. DEFINITIONS

                  1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate": as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and any member, director, officer or employee of any such Person. For purposes of this definition, "control" shall mean the power, directly or indirectly, either to (a) vote 10% or more of the Voting Stock of such Person or (b) direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

                  "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Applicable Margin": on any date, for a Base Rate Loan or Eurodollar Loan, the percentage per annum set forth below in the column entitled Base Rate or Euro-Rate, as appropriate, opposite the Leverage Ratio shown on the last Compliance Certificate delivered by the Borrower to the Agent pursuant to subsection 6.2(a) prior to such date:


                                        Leverage
            Level                         Ratio                        Base Rate             Euro-Rate
            -----                       --------                       ---------             ---------

              1                  Less than or equal to                   0%                      .750%
                                  2.00 to 1




              2                  Greater than                            0%                     1.000%
                                 2.00 to 1 but
                                 less than or equal
                                 to 2.50 to 1


              3                  Greater than
                                 2.50 to 1                            .250%                     1.250%


         ; provided, however, that (a) adjustments, if any, to the Applicable Margin resulting from a change in the Leverage Ratio shall be effective two Business Days after the last date that the applicable Compliance Certificate is due in accordance with the provisions of subsection 6.2(a), (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 6.2(a), the Applicable Margin from such date until two Business Days after such Compliance Certificate is actually delivered shall be that applicable when the Leverage Ratio is in Level 3, (c) in the event that the actual Leverage Ratio for any period is subsequently determined to be greater than that set forth in the Compliance Certificate for such period, the Applicable Margin shall be recalculated for the applicable period based upon such actual Leverage Ratio and (d) notwithstanding anything to the contrary herein other than clause (b) above, until two Business Days after the last date that the Compliance Certificate for the period ended December 31, 1998 is due in accordance with the provisions of subsection 6.2(a), the Applicable Margin shall be that applicable when the Leverage Ratio is in Level 1.

                  "Application": in respect of each Letter of Credit issued by the Issuing Bank, an application, in such form as the Issuing Bank may specify from time to time, requesting issuance of such Letter of Credit.

                  "Asset Sale": means any sale, lease, transfer or other disposition of assets (each referred to for the purposes of this definition as a "disposition") by the Borrower or any Subsidiary, other than (a) dispositions of inventory in the ordinary course of business (including dispositions to a customer of inventory manufactured for sale to such customer), (b) dispositions of surplus or obsolete inventory or equipment, waste or by-product material in the ordinary course of business and (c) dispositions of Cash Equivalents.

                  "Assignment and Acceptance": an assignment and acceptance entered into by a Lender and a Purchasing Lender, and accepted by the Agent, in the form of Exhibit F, or such other form as shall be approved by the Agent.

                  "Available Commitments": at any particular time, an amount equal to the excess, if any, of the aggregate Commitments at such time over the sum of (a) the aggregate unpaid principal amount of the Loans outstanding at such time and (b) the L/C Obligations outstanding at such time.

                  "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the definition of such term, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

                  "Base Rate Loans": Loans bearing interest at a rate determined by reference to the Base Rate.

                  "Borrowing": either (a) a borrowing of Base Rate Loans (b) in the case of Eurodollar Loans, a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

                  "Borrowing Date": any Business Day on which a Loan is to be made at the request of the Borrower under this Agreement.

                  "Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in the London interbank market.

                  "Capital Expenditure": an expenditure for any fixed asset or any improvements or additions thereto, including direct or indirect acquisition of such asset, which expenditure is capitalized in accordance with GAAP.

                  "Capital Lease": at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

                  "Capital Lease Obligation": at any time, the amount of the obligations under Capital Leases which would be shown at such time as a liability on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP.

                  "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                  "Cash Equivalents":

                           (a) marketable direct obligations issued or
                  unconditionally guaranteed by the United States of America or any agency thereof or guaranteed by the United States of America or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

                           (b) marketable general obligations issued by any
                  state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition, having one of the two highest ratings generally obtainable from either S&P or Moody's;

                           (c) without limiting the provisions of paragraph (d)
                  of this definition, commercial paper maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 (or the equivalent) or higher from S&P and P-1 (or the equivalent) or higher from Moody's;

                           (d) commercial paper maturing no more than one year
                  from the date of acquisition thereof and issued by (i) the holding company of any bank that has (A) combined capital, surplus and undivided profits (less any undivided losses) of not less than $250 million, (B) a Keefe Bank Watch Rating of C or better and (C) commercial paper having a rating of A-2 (or the equivalent) from S&P's or P-2 (or the equivalent) or higher from Moody's;

                           (e) domestic and Eurodollar certificates of deposit,
                  time or demand deposits or bankers' acceptances maturing within one year from the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by:

                                    (i)     any Lender,

                               (ii) any other commercial bank organized under
                           the laws of the United States of America or any state thereof or the District of Columbia having combined capital, surplus and undivided profits (less any undivided losses) of not less than $500 million,

                              (iii) any branch located in the United States of
                           America of a commercial bank organized under the laws of the United Kingdom, Canada, France, Germany or Japan having combined capital, surplus and undivided profits (less any undivided losses) of not less than $500 million, or

                               (iv) any domestic commercial bank the deposits of
                           which are guaranteed by the Federal Deposit Insurance Corporation, provided that (A) the full amount of the deposits of the Person making such Cash Equivalents are so guaranteed and (B) the aggregate amount of all Cash Equivalents under this clause (e)(iv) does not exceed $500,000;

                           (f) fully collateralized repurchase agreements with a
                  term of not more than 30 days for underlying securities of the type described in paragraphs (a) and (b) of this definition, entered into with any institution meeting the qualifications specified in clause (d) or subclauses (i) through (iii) of clause (e) of this definition; and

                           (g) debt securities and equity warrants purchased
                  by the Borrower on or prior to September 1, 1998

         ; provided, that, in each case, such obligations are payable in Dollars.

                  "Change of Control": an event or series of events by which (i) any "person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under such Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 20% of the total voting power of the then outstanding Voting Stock of the Borrower or, in the case of the Kaufmann Fund, more than 30% of the total voting power of the then outstanding Voting Stock of the Borrower, or (ii) from and after the date hereof, individuals who on the date hereof constitute the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of 66-2/3% of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

                  "Closing Date": the date on which the Lenders make their initial Loans.

                  "Code": the Internal Revenue Code of 1986, as amended from time to time.

                  "Commercial Letter of Credit": as defined in subsection 2.4(b)(i)(B).

                  "Commitment": as to any Lender, the obligation of such Lender to make Loans and to issue and/or acquire participating interests in Letters of Credit hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I hereto, or the applicable Assignment and Acceptance, as the case may be, as such amount may be changed from time to time in accordance with the provisions of this Agreement.

                  "Commitment Fee":  as defined in subsection 3.1(a).

                  "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments at such time (or, at any time after the Commitments shall have expired or terminated, the percentage which the amount of such Lender's Exposure constitutes of the aggregate amount of the Exposure of all Lenders at such time).

                  "Commitment Period": the period from and including the date hereof to but not including the Termination Date, or such earlier date on which the Commitments shall have terminated as provided herein.

                  "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414(b), (c), (m) or (o) of the Code.

                  "Compliance Certificate": means a Certificate substantially in the form of Exhibit B delivered by the Borrower pursuant to subsection 6.2(a).

                  "Consolidated Interest Expense": for any fiscal period, the amount of cash interest expense incurred by the Borrower and its Subsidiaries for such period (including, in any event, (a) the interest component of payments in respect of Capital Leases and (b) after giving effect to any agreements of the nature described in clause (i) of the definition of Indebtedness)determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income": for any fiscal period, the net income (or loss) after income taxes of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Worth": as of the date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

                  "Contractual Obligation": as to any Person, any provision of any security issued by such Person or any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.

                  "Distribution": in respect of any Person (a) dividends or other distributions on Capital Stock of such Person (except distributions in common stock of such Person;) (b) the redemption or acquisition for value of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock (except when solely in exchange for common stock of such Person); and (c) any payment on account of, or the setting apart of any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any share of any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock.

                  "Dollars" and "$": dollars in lawful currency of the United States of America.

                  "Domestic Subsidiary": any Subsidiary of the Borrower this is organized under the laws of the United States of America or any state thereof.

                  "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

                  "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Eurodollar Loan": any Loan bearing interest at a rate determined by reference to the Euro-Rate.

                  "Euro-Rate": with respect to any Eurodollar Loan for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if British Banker's Association or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page
         3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to the amount of such Eurodollar Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

             Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
Euro-Rate = ----------------------------------------------------------------
                             1.00 - Euro-Rate Reserve Percentage


                  "Euro-Rate Reserve Percentage": the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities").

                  "Exposure": as to any Lender at any date, an amount equal to the sum of (a) the aggregate principal amount of Loans made by such Lender then outstanding and (b) the L/C Obligations of such Lender then outstanding.

                  "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Extensions of Credit": the collective reference to Loans made and Letters of Credit issued under this Agreement.

                  "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fee Letter Agreement": the letter agreement between the Borrower and the Agent dated August 14, 1998, in which the Borrower agrees, among other things, to pay the fees provided in such letter, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

                  "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, if either the Borrower or the Required Lenders determine that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may seek of the other a renegotiation of any financial covenant or other provision affected thereby. If the Borrower and the Required Lenders cannot agree on renegotiated covenants, then, for the purposes of this Agreement (other than Section 6.1(a)), GAAP will refer to generally accepted accounting principles on the date just prior to the date on which the change that gave rise to the renegotiation occurred.

                  "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guarantee": a Guarantee executed and delivered by a Subsidiary of the Borrower in favor of the Agent and the Lenders pursuant to which such Subsidiary shall guarantee the repayment of the Loans and the L/C Obligations, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Guarantee Obligation": means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including any obligations of that Person (a) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor,
         (b) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

                  "Guarantor": a Subsidiary of the Borrower which executes and delivers a Guarantee.

                  "Indebtedness":  of any Person at any date:

                           (a) all indebtedness of such Person for borrowed
                  money;

                           (b) all obligations of such Person issued, undertaken
                  or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

                           (c) any other indebtedness which is evidenced by
                  a note, bond, debenture or similar instrument;

                           (d) all Capital Lease Obligations of such Person;

                           (e) all obligations of such Person in respect of
                  outstanding letters of credit, acceptances and similar obligations created for the account of such Person;

                           (f) all indebtedness created or arising under any
                  conditional sale or other title retention agreement or incurred as a financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

                           (g) Indebtedness referred to in clauses (a) through
                  (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof;

                           (h) Guarantee Obligations of such Person in respect
                  of obligations of the kind referred to in clauses (a) through
                  (g) above; and

                           (i) for purposes of subsection 8.1(e) only, net
                  liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, netting agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to the Agent and in accordance with accepted practice).

         The Indebtedness of any person shall include any Indebtedness of any partnership in which such Person is a general partner.

                  "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent":  pertaining to a condition of Insolvency.

                  "Intellectual Property": has the meaning ascribed thereto in subsection 4.15.

                  "Interest Coverage Ratio": as at the last day of any fiscal quarter of the Borrower, the ratio of (a) OCF for the two consecutive fiscal quarters of the Borrower ending on such date to (b) Consolidated Interest Expense for the two consecutive fiscal quarters of the Borrower ending on such date; provided that, the Interest Coverage Ratio at December 31, 1998 shall be equal to the ratio of (x) OCF for the fiscal quarter ending on such date to (y) Consolidated Interest Expense for the fiscal quarter ending on such date.

                  "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, the day which is (i) three months after the first day of such Interest Period and (ii) the last day of such Interest Period.

                  "Interest Period":  with respect to any Eurodollar
         Loan:

                           (a) initially the period commencing on the borrowing
                  or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, given with respect thereto; and

                      (b) thereafter, each period commencing on the last day of
                  the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

         provided that, the foregoing provisions relating to Interest Periods are subject to the following:

                           (i) if any Interest Period would end on a day other
                  than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                           (ii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                           (iii) an Interest Period that otherwise would extend
                  beyond the Termination Date shall end on the Termination Date; and

                           (iv) the Borrower shall select Interest Periods so as
                  not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                  "Issuing Bank": PNC, or such other Lender as designated by the Borrower and approved by the Required
         Lenders to issue Letters of Credit hereunder.

                  "L/C Coverage Requirement": with respect to each Letter of Credit at any time, 100% of the maximum amount available to be drawn thereunder at such time (determined without regard to whether any conditions to drawing could be met at such time).

                  "L/C Obligations": at any time, an amount equal to the sum of
         (a) 100% of the maximum amount available to be drawn under all Letters of Credit outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 2.8(a).

                  "L/C Participant": in respect of each Letter of Credit, each Lender (other than the Issuing Bank) in its capacity as the holder of a participating interest in such Letter of Credit.

                  "Lending Office": means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office", as the case may be, on Schedule I or the Applicable Assignment and Acceptance, as the case may be, or such other office or offices as such Lender may from time to time notify the Borrower and the Agent.

                  "Letter of Credit":  as defined in subsection 2.4(a).

                  "Leverage Ratio": as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Total Debt on such date to (b) OCF for the two consecutive fiscal quarters of the Borrower ending on such date multiplied by two; provided that, the Leverage Ratio at December 31, 1998 shall be equal to the ratio of (x) Total Debt on such date to (y) OCF for the fiscal quarter of the Borrower ending on such date multiplied by four.

                  "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

                  "Loan Documents": this Agreement, the Notes, the Applications and the Guarantees.

                  "Loan Parties": the collective reference to the Borrower and the Guarantors.

                  "Loans":  the meaning ascribed thereto in subsection
         2.1.

                  "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and the other Loan Parties taken as a whole,
         (b) the ability of the Borrower and the other Loan Parties to perform their obligations under this Agreement or any other Loan Document or
         (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder; provided that, any write-off by the Borrower of up to $1,400,000 in connection with transactions involving Amnex, Inc. as described in the Borrower's Form 10Q for the fiscal quarter ending June 30, 1998 shall not constitute a Material Adverse Effect.

                  "Material Subsidiary": as of any date, any Subsidiary of the Borrower that (a) has assets with a fair market value of $5,000,000 or more as of the last day of the most recently ended fiscal quarter of the Borrower or (b) has revenues for the four-quarter period most recently ended for which financial statements have been delivered to the Banks (or annualized revenues for such period in the case of any Person that has not been a Subsidiary of the Borrower for such full four-quarter period) equal to 5% or more of the aggregate revenues of the Borrower and its Subsidiaries for such four-quarter period.

                  "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and ureaformaldehyde insulation.

                  "Moody's":  Moody's Investors Services, Inc.

                  "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Net Proceeds": with respect to any Asset Sale, the amount equal to (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition minus (ii) the sum of
         (A) the principal amount of any Indebtedness which is secured by the asset that is the subject of such Asset Sale (other than Indebtedness assumed by the purchaser of such asset) and which is required to be, and is, repaid in connection with such Asset Sale or other disposition thereof (other than Indebtedness hereunder) and (B) the reasonable fees, commissions, income taxes and other out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such Asset Sale other than to the Borrower or any Affiliate thereof.

                  "Note": as defined in subsection 2.2, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Notice of Borrowing": a notice in substantially the form as Exhibit D.

                  "OCF": for any fiscal period, Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period plus depreciation, amortization, and other non-cash charges, in each case to the extent deducted from earnings in determining such Consolidated Net Income plus Consolidated Interest Expense and income tax expense, in each case to the extent deducted from earnings in determining such Consolidated Net Income minus the amount of non-cash credits included in determining such Consolidated Net Income, all of the above to be determined in accordance with GAAP on a consolidated basis; provided that, in the above calculations there also shall be excluded from Consolidated Net Income (a) any addition for non-operating gains during such period (including, without limitation, extraordinary or unusual gains, gains from discontinuance of operations or gains arising from the sale of capital assets) and (b) any subtraction for non-operating losses during such period (including, without limitation, extraordinary or unusual losses, losses from the discontinuance of operations or losses arising from the sale of capital assets).

                  "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "PNC":  PNC Bank, National Association.

                  "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Prime Rate": the rate of interest per annum publicly announced from time to time by PNC as its "prime rate" in effect at its principal office in Philadelphia, Pennsylvania; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

                  "Properties": the collective reference to the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries.

                  "Purchasing Lender":  as defined in subsection 10.6(b).

                  "Register":  as defined in subsection 10.6(d).

                  "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Regulation X": Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

                  "Reimbursement Obligation": in respect of each Letter of Credit, the obligation of the Borrower to reimburse the Issuing Bank for all drawings made thereunder in accordance with subsection 2.8(a) and the Application related to such Letter of Credit for amounts drawn under such Letter of Credit.

                  "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                  "Reportable Event":  any of the events set forth in
         Section 403(c)(1), (2), (4), (5), (6), (10) and (13) of
         ERISA.

                  "Required Lenders": at any time, Lenders the Commitment Percentages of which at such time aggregate at least 662/3%, but in no event less than two Lenders so long as there shall be at least two Lenders hereunder.

                  "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Responsible Officer": with respect to any Loan Party, the chief executive officer, president or chief financial officer of such Loan Party.

                  "S&P":  Standard & Poor's Rating Services.

                  "Security": "security" as defined in Section 2(1) of the Securities Act of 1933, as amended.

                  "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Standby Letter of Credit": as defined in subsection 2.4(b)(i)(A).

                  "Subsidiary": as to any Person, a corporation, partnership, limited liability company, business trust or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, business trust or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                  "TASG": AT&T Corp, which includes any division or service thereof referred to as the "Transaction Access
         Services Group".

                  "TASG Acquisition": the acquisition of certain assets of TASG pursuant to the TASG Acquisition Agreements.

                  "TASG Acquisition Agreements": that certain Asset Purchase Agreement, dated as of September 10, 1998, between the Borrower and TASG, and the other documents and agreements entered into by the Borrower and TASG or its Affiliates in connection therewith.

                  "Taxes":  as defined in subsection 3.10(a).

                  "Termination Date": September 9, 2001, or any anniversary of such date to which the Termination Date shall have been extended pursuant to subsection 3.5(e) hereof.

                  "Total Debt": at any date, without duplication, the aggregate of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis.

                  "Tranche": Eurodollar Loans whose Interest Periods begin on the same date and end on the same later date (whether or not such Loans originally were made on the same day).

                  "Type": when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined. For purposes hereof, "Rate" shall include the Euro-Rate and the Base Rate.

                  "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International
         Chamber of Commerce Publication No. 500, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Voting Stock": Capital Stock of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors or other managers of such Person.

                  1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                     (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                     (d) The meanings given to terms defined in this Agreement shall be equally applicable to both the singular and plural forms of such terms.


                     SECTION 2. LOANS AND LETTERS OF CREDIT

                  2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (the "Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the amount of such Lender's Commitment; provided that, no Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the aggregate amount of the Exposure at such time would exceed the aggregate amount of the Commitments at such time. The Commitments may be terminated or reduced from time to time pursuant to subsection 3.5. Within the foregoing limits, the Borrower may during the Commitment Period borrow, repay and reborrow under the Commitments, subject to and in accordance with the terms and limitations hereof.

                     (b) The Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.3 and 3.14; provided that, no Loan shall be made as a Eurodollar Loan after the date that is one month prior to the Termination Date.

                     (c) The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Loan shall be made in accordance with the procedures set forth in subsection 2.3.

                  2.2 Notes. The Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A, with appropriate insertions as to payee, date and principal amount (a "Note"), payable to the order of such Lender and in a principal amount equal to the amount of the initial Commitment of such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of any Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under such Note. Each Note (a) shall be dated the Closing Date and (b) be stated to mature on the Termination Date.

                  2.3 Procedure for Loans. (a) The Borrower may borrow under the Commitments during the Commitment Period on any Business Day. The Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., Philadelphia time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans, or prior to 12:00 noon, Philadelphia time, one Business Day prior to the requested Borrowing Date if all of the requested Loans are to be initially Base Rate Loans), specifying in the Notice of Borrowing (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Loan(s) and the length of the initial Interest Period(s) therefor. Each borrowing under the Commitments shall be in an amount equal to $5,000,000 or increments of $1,000,000 thereafter (or, if the aggregate Available Commitments at such time are less than $5,000,000, such lesser amount).

                  Upon receipt of a Notice of Borrowing from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing (based on its Commitment Percentage at that time) available to the Agent for the account of the Borrower at the office of the Agent specified in subsection 10.2 prior to 12:00 Noon, Philadelphia time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

                  Unless the Agent shall have received notice from a Lender prior to the date of any borrowing of Loans that such Lender will not make available to the Agent such Lender's pro rata portion of such borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such borrowing in accordance with this subsection and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower (without prejudice to the Borrower's rights against such Lender) severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate, provided, that, if such Lender shall not pay such amount within three Business Days of such Borrowing Date, the interest rate on such overdue amount shall, at the expiration of such three-Business Day period, be the rate per annum applicable to Base Rate Loans. If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such borrowing for purposes of this Agreement.

                           (b) If in a Notice of Borrowing no election as to the
Type of Loan is specified, then the requested Loan shall be a Base Rate Loan. If a Eurodollar Loan is requested but no Interest Period with respect to such Loan is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  2.4 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Lenders set forth in subsection 2.7(a), agrees to issue letters of credit ("Letters of Credit") in Dollars for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided, that no Letter of Credit shall be issued if, after giving effect thereto (i) the aggregate amount of the Exposure at such time would exceed the aggregate amount of the Commitments at such time or (ii) the aggregate amount of the L/C Obligations at such time would exceed $10,000,000.

                           (b) Each Letter of Credit shall;

                                    (i) be denominated in Dollars and shall be
         (A) a standby letter of credit (a "Standby Letter of

         Credit"), or (B) a commercial letter of credit issued in respect of the purchase of goods or services (a "Commercial Letter of Credit") by the Borrower or any Subsidiary in the ordinary course of business; and

                                    (ii) expire no later than the earlier of (A)
         one year (in the case of Standby Letters of Credit) or 180 days (in the case of Commercial Letters of Credit) after its date of issuance and
         (B) 5 Business Days prior to the Termination Date.

                           (c) Each Letter of Credit shall be subject to the
Uniform Customs and, to the extent not inconsistent therewith, the laws of the Commonwealth of Pennsylvania.

                           (d) The Issuing Bank shall not at any time be
obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                           (e) Notwithstanding the provisions of this subsection
2.4, the Lenders and the Borrower hereby agree that the Issuing Bank may issue upon the Borrower's request, one or more Letter(s) of Credit which by its or their terms may be extended for additional periods of up to one year each provided that (i) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than 5 Business Days prior the Termination Date, and (ii) renewal of such Letters of Credit, at the Issuing Bank's discretion, shall be available upon written request from the Borrower to the Issuing Bank at least 30 days (or such other time period as agreed by the Borrower and the Agent) before the date upon which notice of renewal is otherwise required.

                  2.5 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its office for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt by the Issuing Bank of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than (a) with respect to Standby Letters of Credit, three (3) Business Days, and (b) with respect to Commercial Letters of Credit, one

Business Day, after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Borrower.

                  2.6 Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Agent, for the account of the Lenders (including the Issuing
Bank) pro rata according to their respective Commitment Percentages, a letter of credit commission with respect to each Letter of Credit, computed at a rate equal to the then Applicable Margin for Eurodollar Loans on the daily average undrawn face amount of such Letter of Credit (computed on the basis of the actual number of days such Letter of Credit is outstanding in a year of 360 days). Such commissions shall be payable in arrears on the last Business Day of each March, June, September and December to occur after the date of issuance of each Letter of Credit, and on the Termination Date or such earlier date as the Commitments are terminated, and shall be nonrefundable. The Borrower shall also pay to the Agent, for the account of the Issuing Bank, in respect of each Letter of Credit issued by the Issuing Bank a fronting fee for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit computed at the rate of .125% per annum on the daily average undrawn face amount of such Letter of Credit (computed on the basis of the actual number of days such Letter of Credit is outstanding in a year of 360 days). The fees described in the preceding sentence shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the Termination Date or such earlier date as the Commitments are terminated and shall be nonrefundable.

                           (b) In addition to the foregoing fees and
commissions, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                           (c) The Agent shall, promptly following its receipt
thereof, distribute to the Issuing Bank and the Lenders all fees and commissions received by the Agent for their respective accounts pursuant to this subsection.

                  2.7 L/C Participations. (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the

Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued by the Issuing Bank hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit issued by the Issuing Bank for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft or any part thereof, which is not so reimbursed. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

                           (b) If any amount required to be paid by any L/C
Participant to the Issuing Bank pursuant to subsection 2.7(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is not paid to the Issuing Bank on the date such payment is due from such L/C Participant, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                           (c) Whenever, at any time after the Issuing Bank has
made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 2.7(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including by way of set-off or proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the

Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

                  2.8 Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Issuing Bank in respect of a Letter of Credit on each date on which a draft presented under such Letter of Credit is paid by the Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its office listed in subsection 10.2 in U.S. Dollars and in immediately available funds.

                           (b) Interest shall be payable on any and all amounts
remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the per annum rate of the Base Rate plus 2.25% and shall be payable on demand by the Issuing Bank.

                  2.9 Obligations Absolute. (a) The obligations of the Borrower under subsections 2.4 through 2.11 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or any Affiliate thereof may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit or any other Person.

                           (b) The Borrower agrees with the Issuing Bank that
the Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 2.8(a) shall not be affected by, among other things
(i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that reliance upon such documents by the Issuing Bank shall not have constituted gross negligence or willful misconduct of the Issuing Bank or (ii) any dispute between or among the Borrower or any Affiliate thereof and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower or any Affiliate thereof against any beneficiary of such Letter of Credit or any such transferee.

                           (c) The Issuing Bank shall not be liable for any
error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

                           (d) The Borrower agrees that any action taken or
omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

                  2.10 Letter of Credit Payments. If any draft shall be presented for payment to the Issuing Bank under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit and any other obligation expressly imposed by the Uniform Customs, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                  2.11 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.


                SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

                  3.1 Fees. (a) The Borrower agrees to pay to the Agent for the account of each Lender, on each March 31, June 30, September 30 and December 31 during the Commitment Period and on the date on which the Commitments shall be terminated as provided herein, a commitment fee (the "Commitment Fee") at a rate per annum equal to .20% on the average daily amount of the Available Commitments during the preceding quarter (or shorter period commencing with the date hereof or ending with the Termination Date or the date on which the Commitments shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be paid in Dollars. The Commitment Fee due to each Lender shall commence to accrue on the date hereof, and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Lender as provided herein. The Agent shall distribute the Commitment Fees on the Available Commitments among the Lenders pro rata in accordance with their respective Commitment Percentages.

                           (b) The foregoing fees shall be paid on the dates
due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the foregoing fees shall be refundable under any circumstances.

                  3.2 Interest Rates and Payment Dates. (a) Subject to the provisions of subsection 3.3, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin.

                           (b) Subject to the provisions of subsection 3.3, each
Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Euro-Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

                           (c) Interest on each Loan shall be payable in arrears
on each Interest Payment Date applicable to such Loan; provided that, interest accruing on overdue amounts pursuant to subsection 3.3 shall be payable on demand as provided in such subsection.

                           (d) As soon as practicable the Agent shall notify the
Borrower and the Lenders of (i) each determination of a Euro-Rate and (ii) the effective date and the amount of each change in the interest rate on a Eurodollar Loan or Base Rate Loan. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement (including this subsection 3.2 and subsection 3.3) shall be conclusive and binding on the Borrower and the Lenders in the absence of clearly demonstrable error. At the request of the Borrower, the Agent shall deliver to the Borrower a statement showing the quotations used by it in determining any interest rate pursuant to subsections 3.2(a) through 3.2(c).

                  3.3 Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, the Borrower shall on demand from time to time pay interest on any overdue payment of principal (in lieu of the interest otherwise payable on such principal under Section 3.2) and, to the extent permitted by law, on overdue payments of interest and other amounts due hereunder up to the date of actual payment (after as well as before judgment):

                           (a) in the case of overdue principal of a Loan, at a
rate determined by the Agent to be the lower of (i) 2% per annum above the rate which would otherwise be payable on such Loan in accordance with the provisions hereof or (ii) the maximum rate permitted under applicable law;

                           (b) in the case of any other amount payable hereunder
(whether for interest, fees or otherwise), at a rate equal to 2.25% per annum above the Base Rate.

                  3.4 Inability to Determine Interest Rate. In the event, and on each occasion, that prior to the first day of the commencement of any Interest Period for a Eurodollar Loan, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that dollar deposits in the principal amount of such Eurodollar Loan are not generally available in the London interbank market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lenders of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Euro-Rate, the Agent shall, as soon as practicable thereafter, give written, telegraphic or telephonic notice of such determination to the Borrower and the Lenders. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Eurodollar Loan or for conversion to or maintenance of a Eurodollar Loan pursuant to the terms of this Agreement shall be deemed to be a request for a Base Rate Loan. Each determination by the Agent hereunder shall be conclusive absent error in calculation or other manifest error.

                  3.5 Termination, Reduction and Extension of Commitments. (a) The Commitments shall be automatically terminated on the Termination Date, whereupon the entire outstanding principal balance of the Loans, plus all accrued and unpaid interest thereon, and any fees or other amounts owed under the Loan Documents, shall become due and payable.

                           (b) Upon at least three Business Days' prior
irrevocable written (including telecopy) notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of any Commitment shall be in a minimum principal amount of $5,000,000 or in whole multiples of $1,000,000 in excess thereof, and (ii) the Commitments may not be reduced or terminated if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate amount of the Exposure at such time would exceed the aggregate amount of the Commitments at such time.

                           (c) Any prepayment of the Loans pursuant to
subsection 3.7(a) shall permanently reduce the Commitments on a dollar-for-dollar basis.

                           (d) Each reduction in the Commitments hereunder shall
be made ratably among the Lenders in accordance with their respective Commitment Percentages. The Borrower shall pay to the Agent for the account of the Lenders on the date of each termination or reduction of the Commitments, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

                           (e) During the period beginning sixty days prior to
the first and any subsequent anniversary of the Closing Date and ending on such anniversary, the Borrower may deliver to the Agent (which shall promptly transmit to each Lender) a notice requesting that the Commitments be extended to the first anniversary of the Termination Date then in effect. Within 45 days after its receipt of any such notice, each Lender shall notify the Agent of its willingness or unwillingness so to extend its Commitment. Any Lender that shall fail so to notify the Agent within such period shall be deemed to have declined to extend its Commitment. If all of the Lenders agree to extend their Commitments, the Agent shall so notify the Borrower and each Lender, whereupon
(i) the respective Commitments of the

Lenders shall without further act be extended to the first anniversary of the Termination Date then in effect and (ii) the term "Termination Date" shall thereafter mean such first anniversary. Any such extension shall be evidenced by a written agreement among the Agent, the Lenders and the Borrower, such agreement to be in form and substance acceptable to the Agent, the Lenders and the Borrower.

                  3.6 Optional Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, without premium or penalty (but in any event subject to subsection 3.11), upon prior written, telecopy or telephonic notice to the Agent in the case of Base Rate Loans no later than 10:30 a.m., Philadelphia time, one Business Day before any proposed prepayment, and in the case of Eurodollar Loans, no later than 10:30 a.m., Philadelphia time, three Business Days before any such proposed prepayment. In each case the notice shall specify the date and amount of each such prepayment, whether the prepayment is of Eurodollar Loans or Base Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each; provided, however, that each such partial prepayment shall be in the principal amount of at least $5,000,000 or in whole multiples of $1,000,000 in excess thereof.

                           (b) On the date of any termination or reduction of
the Commitments pursuant to subsection 3.5, the Borrower shall pay or prepay so much of the Loans as shall be necessary in order that the sum of the aggregate amount of the Exposure at such time would not exceed the aggregate amount of the Commitments at such time as so reduced.

                           (c) Each notice of prepayment shall be irrevocable
and shall commit the Borrower to prepay the amount specified in such notice.

                           (d) Upon receipt of any notice of prepayment, the
Agent shall promptly notify each Lender thereof.

                           (e) Amounts prepaid pursuant to subsection 3.6(a) on
account of the Loans may be reborrowed, subject to the terms and conditions hereof.

                  3.7 Mandatory Prepayments. (a) Simultaneously with any Asset Sale, the Borrower shall pay (or cause to be paid) to the Agent an amount equal to the Net Proceeds of such Asset Sale; provided that, if at the time of an Asset Sale no Default or Event of Default exists, no payment should be required pursuant to this clause (a) to the extent that the Borrower intends in good faith to apply such Net Proceeds to the acquisition of income producing related assets within six (6) months after the date of such Asset Sale; provided further, that such Net Proceeds shall be paid to the Agent at the end of such six-month period to the extent that the Borrower has not by the end of such period utilized such Net Proceeds to purchase substitute income producing related assets; provided, further, that, in each fiscal year of the Borrower, the Borrower shall not be required (unless a Default or Event of Default shall exist hereunder) to make any prepayments pursuant to this clause
(a) until the Net Proceeds from Assets Sales in such fiscal year otherwise payable hereunder shall exceed $250,000, whereupon the amount of Net Proceeds that must be applied to the Loans pursuant to this subsection shall equal 100% of all Net Proceeds in such fiscal year other than those Net Proceeds not payable hereunder pursuant to the first proviso to this sentence. Any payments made to the Agent pursuant to this subsection 3.7(a) shall be applied by the Agent to the principal amount of the Loans and shall reduce the aggregate Commitments on a dollar-for-dollar basis. The Borrower shall give the Agent at least one Business Day's prior written notice of each prepayment pursuant to this subsection 3.7(a) setting forth the date and expected amount thereof.

                           (b) All prepayments under this subsection 3.7 shall,
to the extent possible, be applied first to any Base Rate Loans then outstanding and the balance, if any, to Eurodollar Loans then outstanding, with payments applied to Eurodollar Loans being applied in order of next maturing Interest Periods. Any prepayment of Eurodollar Loans shall be subject to subsection 3.11.

                  3.8 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and refinance Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and
(b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.11.

                  3.9 Requirements of Law. (a) In the event that any change in any Requirement of Law or in the interpretation, or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                                    (i) shall subject any Lender to any tax of
         any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application, or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by subsection 3.10 and changes in the rate of tax on the net income of such Lender);

                                    (ii) shall impose, modify or hold applicable
         any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the interest rate on such Eurodollar Loan, hereunder; or

                                    (iii) shall impose on such Lender any other
         condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or maintaining any Commitment hereunder or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall as promptly as practicable pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                           (b) In the event that any Lender shall have
determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such

Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall as promptly as practicable pay such Lender, upon its demand, such additional amount or amounts as will compensate such Lender for such reduction. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                           (c) Each Lender agrees that it will use reasonable
efforts in order to avoid or to minimize, as the case may be, the payment by the Borrower of any additional amount under subsections 3.9(a) or (b); provided, however, that no Lender shall be obligated to incur any expense, cost or other amount (other than insignificant incidental expenses or costs) in connection with utilizing such reasonable efforts.

                  3.10 Taxes. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (excluding, in the case of the Agent and each Lender, net income taxes and franchise or gross receipts taxes imposed on the Agent or such Lender, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Lender (excluding a connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                           (b) Each Lender that is not incorporated under the
laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, or such other properly completed documentation prescribed by applicable law, as will permit payments hereunder to be made without withholding or at a reduced rate. Each such Lender also agrees to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, or such other properly completed documentation prescribed by applicable law, as will permit payments hereunder to be made without withholding or at a reduced rate, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Each such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this

Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

                           (c) Notwithstanding the foregoing subsections 3.10(a)
or 3.10(b), the Borrower shall not be required to pay any additional amounts to any Lender in respect of United States withholding tax pursuant to such subsections if (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the requirements of subsection 3.10(b) or (ii) such Lender shall not have furnished the Borrower with such forms listed in subsection 3.10(b) and shall not have taken such other steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention to obtain an exemption from, or reduction (to the lowest applicable rate) of, such United States withholding tax.

                  3.11 Indemnity. (a) The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan,
(ii) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans, after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iv) the making of a prepayment (whether voluntary, mandatory, as a result of acceleration or otherwise) of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any amounts that a Lender is entitled to receive under this subsection 3.11 submitted by such Lender, through the Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by the Borrower promptly upon demand by such Lender. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                           (b) For the purpose of calculation of all amounts
payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant Eurodollar Loan, through the purchase of a deposit bearing interest at the Euro-Rate, in an amount equal to the amount of that Eurodollar Loan, and having a maturity comparable to the relevant Interest Period or due date; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  3.12 Pro Rata Treatment of Loans, L/C's and Payments; Commitment Fees. (a) Except as required under subsection 3.8, each borrowing of Loans, each payment or prepayment of principal of any Loans, each payment of interest on the Loans, each payment of Commitment Fees with respect to the Commitments, and each reduction of the Commitments, shall be made pro rata among the Lenders in accordance with their respective Commitment Percentages.

                           (b) Each Lender agrees that in computing such
Lender's portion of any borrowing to be made hereunder, the Agent may, in its discretion, round each Lender's percentage of such borrowing to the next higher or lower whole dollar amount.

                           (c) Unless the Agent shall have been notified in
writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Agent, the Agent may assume that the Borrower will make such payment, and the Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of the corresponding amount. If such payment is not made to the Agent by the Borrower, the Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, the amount so made available with interest thereon from the date that the Agent made such amount available to such Lender(s)at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Agent or any Lender against the Borrower.

                  3.13 Payments. (a) The Borrower shall make each payment (including principal of or interest on any borrowing or any fees or other amounts including Reimbursement Obligations) hereunder not later than 12:00
(noon), Philadelphia time, on the date when due in Dollars to the Agent at its office set forth in subsection 10.2, in immediately available funds. Such payments shall be made without set off or counterclaim of any kind. The Agent shall distribute to the Lenders or the Issuing Bank any payments received by the Agent on their behalf promptly upon receipt in like funds as received.

                           (b) Whenever any payment (including principal of
or interest on any borrowing or any fees or other amounts) hereunder (other than payments on Eurodollar Loans) shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

                  3.14 Conversion and Continuation Options. The Borrower shall have the right at any time upon prior irrevocable notice to the Agent (i) not later than 12:00 noon, Philadelphia time, one Business Day prior to conversion, to convert any Eurodollar Loan to a Base Rate Loan, (ii) not later than 10:00 a.m., Philadelphia time, three Business Days prior to conversion or continuation, to convert any Base Rate Loan into a Eurodollar Loan or to continue any Eurodollar Loan as a Eurodollar Loan for any additional Interest Period, (iii) not later than 10:00 a.m., Philadelphia time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Loan to another permissible Interest Period subject in each case to the following:

                           (a) a Eurodollar Loan may not be converted at a time
other than the last day of the Interest Period applicable thereto;

                           (b) any portion of a Loan required to be repaid in
less than one month or maturing within one month of the Termination Date may not be converted into or continued as a Eurodollar Loan;

                           (c) no Eurodollar Loan may be continued as such and
no Base Rate Loan may be converted to a Eurodollar Loan when any Default has occurred and is continuing and the Agent or the Required Lenders have determined that such a continuation is not appropriate;

                           (d) any portion of a Eurodollar Loan that cannot be
converted into or continued as a Eurodollar Loan by reason of paragraph 3.14(b) or 3.14(c) automatically shall be converted at the end of the Interest Period in effect for such Loan to a Base Rate Loan;

                           (e) on the last day of any Interest Period for
Eurodollar Loans, if the Borrower has failed to give notice of conversion or continuation as described in this subsection or if such conversion or continuation is not permitted pursuant to subsection 3.14(d), such Loans shall be converted to Base Rate

Loans on the last day of such then expiring Interest Period;

                           (f) Each request by the Borrower to convert or
continue a Loan shall constitute a representation and warranty that no Default shall have occurred and be continuing.

Accrued interest on a Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion.

                  3.15 Minimum Amounts of Tranches; Maximum Number of Tranches.
(a) All borrowings, conversions and continuation of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche of Eurodollar Loans shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

                       (b) The Borrower shall not have outstanding at any one time more than in the aggregate five Tranches of Eurodollar Loans.

                  3.16 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for working capital and general corporate purposes (including the TASG Acquisition and other acquisitions to the extent permitted hereunder).


                    SECTION 4. REPRESENTATIONS AND WARRANTIES

                  To induce the Agent and the Lenders to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Agent and each Lender that:

                  4.1 Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1997 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 1998 and the related unaudited consolidated statements of income and of cash flows for the six-month period ended on such date, certified by a Responsible Officer of the Borrower, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is required by GAAP to be but is not reflected in the foregoing statements or in the notes thereto.

                  4.2 No Change. Since December 31, 1997, there has been no development or event nor prospective development or event which has had or could reasonably be expected to have a Material Adverse Effect.

                  4.3 Corporate Existence; Compliance with Law. Each of the Loan Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  4.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Loan Parties has the corporate power, authority, and legal right, to make, deliver and perform this Agreement and each other Loan Document to which it is a party and, in the case of the Borrower, to borrow hereunder (including through the issuance of Letters of Credit) and has taken all necessary corporate action (a) in the case of the Borrower, to authorize the borrowings (including the Letters of Credit) on the terms and conditions of this Agreement and each other Loan

Document to which it is a party, and (b) in the case of each of the Loan Parties, to authorize the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including stockholders and creditors of the Loan Parties) is required in connection with the Extensions of Credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document. This Agreement has been and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  4.5 No Legal Bar. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents by the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Loan Party or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any properties or revenues of any Loan Party pursuant to any such Requirement of Law or Contractual Obligation.

                  4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of their respective Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement, the Notes, the other Loan Documents or any of the transactions contemplated hereby, or (b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could have a Material Adverse Effect.

                  4.7 No Default. Neither the Borrower, any other Loan Party nor any of its or their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                  4.8 Taxes. Each of the Loan Parties has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves, if any, in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed against any of the Loan Parties or any of their Subsidiaries, and, to the knowledge of each of the Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charges.

                  4.9 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of Regulation U or any other Regulations of the Board of Governors of the Federal Reserve System. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l referred to in said Regulation U. No part of the proceeds of the Loans hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

                  4.10 ERISA. (a) Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred and no Lien in favor of the PBGC or a Plan has arisen during the five-year period prior to the date as of which this representation is made or deemed made. No other event or condition has occurred or exists with respect to any Plan that could reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

                           (b) The present value of all accrued benefits under
each Single Employer Plan in which the Borrower or any Commonly Controlled Entity is a participant (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount in excess of five percent (5%) of Consolidated Net Worth as of the end of the most recent fiscal year of the Borrower for which financial statements have been delivered to the Lenders pursuant to this Agreement.

                           (c) Neither the Borrower nor any Commonly Controlled
Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.

                           (d) No such Multiemployer Plan is in "reorganization"
or "insolvent," within the meaning of such terms as used in ERISA.

                           (e) The present value (determined using actuarial and
other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of five percent (5%) of Consolidated Net Worth as of the end of the most recent fiscal year of the Borrower for which financial statements have been delivered to the Lenders pursuant to this Agreement.

                  4.11 Investment Company Act. None of the Loan Parties is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  4.12 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower only for the purposes permitted by subsection 3.16

                  4.13 Environmental Matters. Except to the extent that all of the following could not reasonably be expected to result in a liability to the Borrower or any Subsidiary thereof in an aggregate amount in excess of $1,000,000:

                           (a) The Properties do not contain, and have not
previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Materials of Environmental Concern in amounts or concentrations that constitute or constituted a violation of, or reasonably could give rise to liability under Environmental Laws.

                           (b) The Properties and all operations and facilities
at the Properties are in compliance, and have in the last five years been in compliance with all Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Loan Party or any Subsidiary thereof which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof. None of the Loan Parties or any of their respective Subsidiaries have assumed any liability of any Person under Environmental Laws.

                           (c) Neither the Borrower, any other Loan Party, nor
any of their Subsidiaries has received or is aware of any claim, notice of violation, alleged violation, non-compliance, investigation or advisory action or potential liability regarding environmental matters or compliance of Environmental Law with regard to the Properties which has not been satisfactorily resolved by the Borrower, such other Loan Party, or such Subsidiary, nor is the Borrower nor any other Loan Party aware or have reason to believe that any such action is being contemplated, considered or threatened.

                           (d) Materials of Environmental Concern have not been
generated, treated, stored, transported, disposed of, at, on, from or under any of the Properties, nor have any Materials of Environmental Concern been transferred from the Properties to any other location except in either case in the ordinary course of business of the Loan Parties or any of their respective Subsidiaries, in compliance with all Environmental Laws and such that it could not reasonably be expected to give rise to liability under any applicable Environmental Law.

                           (e) There are no governmental, administrative actions
or judicial proceedings pending or, to the best knowledge of the Borrower after reasonable inquiry, contemplated or threatened under any Environmental Laws to which the Borrower, any other Loan Party or any of their respective Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

                           (f) There has been no release or threat of release of
Materials of Environmental Concern at or from the Properties, or arising from or related to the operation of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the business operated by the Borrower or any Subsidiary in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any Environmental Law.

                           (g) Each of the representations and warranties set
forth in paragraphs 4.13(a) through (g)is true and correct with respect to each Property.

                  4.14 No Material Misstatements. No financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document contains any misstatement of fact, or omitted or omits to state any fact necessary to make the statements therein, when read in the aggregate with all other information so provided by the Loan Parties, not misleading under the circumstances under which they were made or given, where such misstatement or omission would be material to the interests of the Lenders with respect to the performance of a Loan Party of its obligations hereunder or thereunder. Prior to the date hereof, the Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect (to the extent the Borrower can as of the date hereof reasonably foresee), the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, and the ability of the Loan Parties to perform their obligations under this Agreement and the other Loan Documents.

                  4.15 Intellectual Property. Each of the Loan Parties and each of their respective Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property") except for those as to which the failure to own or license could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property, nor does such Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by the Loan Parties and their Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, in the aggregate, do not have such a Material Adverse Effect.

                  4.16 Subsidiaries. All of the Subsidiaries of the Borrower at the date hereof are listed on Schedule 4.16 of this Agreement.

                  4.17 Public Utility Holding Company Act. No Loan

Party is subject to regulation as a "holding company", subject to regulation as an "affiliate" of a "holding company", or subject to regulation as a "subsidiary company" of a "holding company", in each case under the Public Utility Holding Company Act of 1935, as amended.

                  4.18 Year 2000. Each of the Loan Parties and their Subsidiaries have reviewed the areas within their businesses and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the risk that certain computer applications, as well as embedded microchips in noncomputing devices, used by the Loan Parties or their Subsidiaries (or any of their respective material suppliers, customers or vendors) may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem is not reasonably expected to result in any Material Adverse Effect.

                  4.19 Title to Properties. Each of the Loan Parties and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material real property, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as presently conducted. All such material properties are free and clear of all Liens, other than Liens permitted by subsection 7.2.

                  4.20 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any of the Loan Parties or any of their Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                  4.21  TASG Acquisition.

                           (a) Delivery. Complete and correct copies of the TASG
Acquisition Agreements have been provided to the Agent.

                           (b) Validity. The Borrower has the power and
authority under the laws of its jurisdiction of incorporation and under its articles of incorporation and by-laws to enter into and perform the TASG Acquisition Agreements; all actions (corporate or otherwise) necessary for the execution and performance of the TASG Acquisition Agreements by the Borrower have been taken; and the TASG Acquisition Agreements constitute the valid and binding obligation of each party thereto, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                           (c) No Violations. The making and performance of the
TASG Acquisition Agreements will not violate any provision of any law or regulation, federal, state or local, including precedents of the jurisdiction of incorporation of the Borrower, and will not violate any provisions of the articles of incorporation and by-laws of the Borrower, or constitute a default under any agreement by which the Borrower or its property may be bound.

                           (d) Immediately after the consummation of the TASG
Acquisition, the representations and warranties set forth in this Article IV shall be true and correct in all material respects.

                  4.22 Solvency. Each of the Loan Parties is, and after receipt and application of the first loan hereunder will be, solvent such that: (a) the fair value of its assets (including without imitation the fair salable value of the goodwill and other intangible property of such Loan Party) is greater than the total amount of its liabilities, including without limitation, Guarantee Obligations, (b) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Loan Party) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities and commitments (including Guarantee Obligations) as they mature in the normal course of business. Each Loan Party (a) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (b) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged.


                         SECTION 5. CONDITIONS PRECEDENT

                  5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial Extension of Credit requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Extension of Credit on the Closing Date, of the following conditions precedent:

                           (a) Credit Agreement. The Agent shall have received
(i) this Agreement, executed and delivered by the Borrower, each Lender party thereto and the Agent and (ii) for the account of each Lender, a Note executed by the Borrower.

                           (b) Other Loan Documents. The Agent shall have
received a Guarantee executed and delivered by TNS Investments, Inc. and TNS DataLink, Inc.

                           (c) Corporate Proceedings. The Agent shall have
received a certificate of the Secretary or an Assistant Secretary of each Loan Party dated as of the Closing Date certifying (A) that attached thereto is a true and complete copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of such Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (ii) the Extensions of Credit contemplated hereunder, and that such resolutions attached thereto have not been amended, modified, revoked or rescinded and (B) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of a Loan Party; and such certificate and the attachments thereto shall be in form and substance satisfactory to the Agent.

                           (d) Corporate Documents. The Agent shall have
received true and complete copies of the certificate or articles of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

                           (e) Fees. The Agent shall have received the fees to
be received on the Closing Date referred to in the Fee Letter Agreement.

                           (f) Legal Opinions. The Agent shall have received the
executed legal opinion of Arent Fox Kintner Plotkin & Kahn, PLLC, counsel to the Loan Parties, substantially in the form of Exhibit E.

                           (g) Good Standing. The Agent shall have received
certificates of good standing, subsistence and/or status dated a recent date from the Secretary of State or appropriate taxing or other authorities in the state or province of incorporation of each Loan Party.

                           (h) UCC and Other Searches. The Agent shall have
received the results of (i) Uniform Commercial Code and/or similar searches made with respect to the Loan Parties in the states or provinces in which their chief executive offices are located and such other locations selected by the Agent and (ii) such tax and judgment lien searches as the Agent shall request, and each of the foregoing searches shall disclose no Liens on any assets, except for Liens permitted under subsection 7.2 or, if unpermitted Liens are disclosed, the Agent shall have received satisfactory evidence of the release of such Liens.

                           (i) TASG Acquisition. The TASG Acquisition shall be
consummated substantially on the terms set forth in the TASG Acquisition Agreements. The total cost to the Borrower and its Subsidiaries to consummate such transaction shall not exceed $66,000,000, and the Agent shall be satisfied with all material aspects of the TASG Acquisition.

                           (j) Insurance. The Agent shall have received
Certificates of Insurance with respect to each Loan Party's fire, casualty, liability and other insurance covering its respective property and business.

                  5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Extension of Credit) is subject to the satisfaction of the following conditions precedent:

                           (a) Representations and Warranties. Each of the
representations and warranties made by each Loan Party herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                           (b) No Default. No Default or Event of Default shall
have occurred and be continuing on such date or after giving effect to the Extension of Credit requested to be made on such date.

                           (c) Additional Matters. All corporate and other
proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received such other documents and legal opinion in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each request by the Borrower for an Extension of Credit hereunder shall constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions contained in this subsection 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

                  The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Lender or the Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

                  6.1 Financial Statements.  Furnish to each Lender:

                           (a) as soon as available, but in any event not later
than 90 days after the close of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its consolidated Subsidiaries, including therein a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and related consolidated statements of income and retained earnings and changes in cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior year with such changes thereon as shall be approved by the Borrower's independent certified public accountants, such financial statements to be certified by Arthur Anderson LLP or other nationally recognized independent certified public accountants selected by the Borrower and reasonably acceptable to the Agent, without a "going concern" or like qualification or exception or qualification arising out of the scope of the audit; and

                           (b) as soon as available, but in any event not later
than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, unaudited consolidated and consolidating cash flows of the Borrower and its consolidated Subsidiaries, including therein (i) a consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, (ii) the related consolidated and consolidating statements of income and retained earnings of the Borrower and its consolidated Subsidiaries, and (iii) the related consolidated and consolidating statement of changes in financial position of the Borrower and its consolidated Subsidiaries all for the period from the beginning of such fiscal quarter to the end of such fiscal quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding figures for the like period of the preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods (except as approved by a Responsible Officer and disclosed therein) and accompanied by a certificate of a Responsible Officer stating that the financial statements fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date and for the periods covered thereby (subject to normal year-end audit adjustments); provided, however, that delivery of the Borrower's Quarterly Report on Form 10Q for such quarterly period as filed with the Securities and Exchange Commission shall be deemed to satisfy this subsection 6.1(b).

                  6.2      Certificates; Other Information.  Furnish to each
Lender:

                           (a) concurrently with the delivery of the financial
statements referred to in subsection 6.1(a) and (b), a Compliance Certificate executed by the chief financial officer or Treasurer of the Borrower;

                           (b) within five days after the same are sent, copies
of all financial statements and reports which the Borrower sent to its stockholders and within five days after the same are filed, copies of all financial statements and reports which any Loan Party may make to, or file with, the Securities and Exchange Commission or any successor of analogous Governmental Authority;

                           (c) by December 15 of each year, an annual budget of
the Borrower and its Subsidiaries for the following fiscal year containing reasonable detail; and

                           (d) promptly, such additional financial and other
information as the Agent or any Lender may from time to time reasonably request, including but not limited to projections and tax returns.

                  6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                  6.4 Conduct of Business and Maintenance of Existence.

Except as otherwise permitted in subsection 7.4, continue to engage in business of the same general type as now conducted by it and, preserve, renew and keep in full force and effect its corporate existence and, except to the extent that the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, subject to ordinary wear and tear; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

                  6.6 Inspection of Property, Books and Records. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and upon reasonable notice permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

                  6.7 Notices. Promptly (but in any event, except as provided in clause (d) below, within seven (7) days) give notice to the Agent and each Lender of:

                           (a) the occurrence of any Default or Event of
Default;

                           (b) any (i) default or event of default under any
Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

                           (c) any litigation or proceeding affecting the
Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance as reasonably determined by the Borrower's corporate counsel or in which injunctive or similar relief is sought;

                           (d) the following events, as soon as possible and in
any event within 30 days after the Borrower knows or has reason to know thereof:
(i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, any Lien in favor of PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan or (iii) assessment of liability under the Coal Industry Retiree Health Benefit Act of 1992; and

                           (e) an event which has had or could reasonably be
expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

                  6.8 Environmental Laws. (a) Comply with, and require compliance by all tenants and all subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to so comply or obtain or maintain such documents could not reasonably be expected to have a Material Adverse Effect;

                           (b) Comply in all material respects with all lawful
and binding orders and directives of all Governmental Authorities respecting Environmental Laws; and

                           (c) Defend, indemnify and hold harmless the Agent and
the Lenders, and their respective employees, agents, officers, directors, successors and assigns from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of or noncompliance with or liability under any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto which in each case relate to or arise in connection with any Loan Party, any Property or any activities relating to any other property or business of a Loan Party or the enforcement of any rights provided herein or in the other Loan Documents, including, without limitation, reasonable attorneys' and consultants' fees, response costs, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any of the foregoing enumerated parties. This indemnity shall continue in full force and effect regardless of the termination of this Agreement and the payment of the Loans.

                  6.9 Subsequent Credit Terms. Notify the Agent in writing prior to entering into any new credit agreement or facility or any amendment or modification of any existing credit arrangement or facility, pursuant to which a Loan Party agrees to financial, affirmative and/or negative covenants which are less favorable in any material respect to a Loan Party than those contained in this Agreement. Effective upon a Loan Party's entry into any such agreement or facility, amendment or modification, this Agreement shall unless otherwise agreed by the Required Lenders, be deemed to be automatically and immediately amended by adding any covenants, terms and/or conditions of such other agreement (until such agreement is terminated and all amounts owing thereunder are repaid); provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of this Agreement which is less favorable to such Loan Party or Loan Parties than any such agreement, facility, amendment or modification. The Borrower hereby agrees promptly to execute and deliver any and all such documents and instruments and to take all such further actions as the Agent may, in its sole discretion, deem necessary or appropriate to effectuate the provisions of this subsection 6.9.

                  6.10 New Subsidiaries. Notify the Agent as soon as practicable after acquiring or creating a new Subsidiary. If requested by the Agent, the Borrower shall cause any Subsidiary of the Borrower to execute and deliver to the Agent a Guarantee pursuant to which such Subsidiary shall guarantee the obligations of the Borrower hereunder and under the other Loan Documents. The Borrower shall execute and deliver and cause any Guarantor to execute and deliver to the Agent such further documents and take such actions as the Agent may reasonably request. Notwithstanding the foregoing, no Subsidiary of the Borrower shall be required to execute and deliver a Guarantee if such Subsidiary is a Foreign Subsidiary and, in the reasonable opinion of the Borrower and its outside counsel, the execution of such Guarantee would result in adverse tax consequences to the Borrower and/or its Subsidiaries.

                  6.11 Management Changes. Notify the Agent in writing within thirty (30) days after any change of its executive officers.

                  6.12 Subordination of Intercompany Loans, Other Loans and Advances to the Borrower. Cause any intercompany indebtedness, loans or advances owed by a Loan Party to any Subsidiary of the Borrower that is not a Loan Party (other than indebtedness, loans or advances incurred in the ordinary course of business) to be subordinated on terms satisfactory to the Agent to the Loans, the L/C Obligations and other obligations owed to the Agent and the Lenders hereunder or under the other Loan Documents.


                          SECTION 7. NEGATIVE COVENANTS

                  The Borrower hereby agrees that, so long as any Commitment remains in effect, any Note remains outstanding and unpaid, any Letter of Credit remains outstanding or any other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                  7.1  Financial Condition Covenants.

                           (a) Leverage Ratio. At the last day of each fiscal
quarter of the Borrower commencing with the fiscal quarter ending December 31, 1998, permit the Leverage Ratio to be greater than 3.00 to 1.00.

                           (b) Interest Coverage Ratio. At the last day of each
fiscal quarter of the Borrower commencing with the fiscal quarter ending December 31, 1998, permit the Interest Coverage Ratio to be less than 2.00 to 1.00.

                           (c) Minimum OCF. Permit the product of OCF of the
Borrower and its consolidated Subsidiaries for the quarter ending December 31, 1998 multiplied by four, to be less than $33,725,000; permit for any period of two consecutive fiscal quarters of the Borrower ending on or after March 31, 1998, the product of OCF of the Borrower and its consolidated Subsidiaries for such two-quarter period multiplied by two, to be less than $33,725,000.

                           (d) Capital Expenditures. Permit for any period set
forth below Capital Expenditures of the Borrower and its Subsidiaries taken as a whole incurred in such period to be greater than the number set opposite such period:


                                               Maximum Permitted
              Period                          Capital Expenditures
              ------                          --------------------
         Closing - 12/31/98                     $10,000,000
         Fiscal year 1999                       $15,000,000
         Fiscal year 2000                       $20,000,000
         Each Fiscal Year Thereafter            $20,000,000



                  7.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                           (a) Liens for taxes not yet due or which are being
contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                           (b) carriers', warehousemen's, mechanics',
materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

                           (c) pledges or deposits in connection with workers'
compensation, unemployment insurance and other social security legislation;

                           (d) deposits to secure the performance of bids, trade
contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                           (e) easements, rights-of-way, restrictions and other
similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole; and

                           (f) Liens (including Liens in existence on the
Closing Date) securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 7.3(b) incurred to finance the acquisition (including through Capital Leases) of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets or such Liens shall have existed on such assets prior to their acquisition by the Borrower or its Subsidiary thereof and were not created in anticipation of the acquisition, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or additions thereto, (iii) the Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien did not at the time of the acquisition of such assets exceed 100% of the original purchase price of such property.

                  7.3 Limitation of Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

                           (a) Indebtedness in respect of the Loans, the Notes,
the Letters of Credit and other obligations of the Loan Parties under this Agreement and the other Loan Documents;

                           (b) Indebtedness (including Indebtedness existing on
the Closing Date) of the Borrower and any of its Subsidiaries in an aggregate principal amount not exceeding, as to the Borrower and its Subsidiaries taken together, $5,000,000 at any one time outstanding;

                           (c) Indebtedness of the Borrower or any Subsidiary
thereof to the Borrower or any Subsidiary thereof; provided that any Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in the proviso to subsection 7.9(g); and

                           (d) guarantees made in the ordinary course of
business by the Borrower or any Subsidiary thereof of the Indebtedness of the Borrower or any Subsidiary thereof; provided that, any guaranty by any Loan Party of the Indebtedness of any Subsidiary that is not a Loan Party shall be subject to the limitations set forth in the proviso to subsection 7.9(g).

                  7.4 Limitations on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except that:

                           (a) any Subsidiary of the Borrower may be merged or
consolidated with or into the Borrower(provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Subsidiary (provided that if any such transaction shall be between a Subsidiary which is not a Loan Party and a Subsidiary which is a Loan Party, either the Loan Party shall be the continuing or surviving corporation or the surviving entity shall simultaneously with the consummation of such transaction become a Loan Party);

                           (b) any Subsidiary of the Borrower may sell, lease,
transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party; and

                           (c) subject to the limitations contained in
subsection 7.5, (i) any Subsidiary of the Borrower other than a Material Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets upon voluntary liquidation or otherwise) or (ii) the Borrower or any Subsidiary may sell or transfer the Capital Stock of any Subsidiary thereof, other than a Material Subsidiary whereupon, in the case of such a sale or transfer of all of the Capital Stock of a Subsidiary, such Subsidiary shall be released of its obligations hereunder and under the other Loan Documents without the need for any further action on the part of any party hereto;

provided that, immediately after any such transaction referred to in paragraphs
(a), (b) and (c) above and after giving effect thereto, the Borrower is in compliance with this Agreement and no Default or Event of Default shall have occurred and be continuing or result from such transaction.

                  7.5 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

                           (a) obsolete or worn out property disposed of in the
ordinary course of business;

                           (b) the sale of inventory in the ordinary course of
business;

                           (c) the sale or discount without recourse of accounts
receivable arising in the ordinary course of business in connection with the compromise or collection in the ordinary course of business of such accounts receivable;

                           (d) as permitted by Section 7.4(a) or (b); and

                           (e) in addition to the above subsections 7.5(a)
through 7.5(d) inclusive, any such conveyances, sales, leases, assignments, transfers or other disposals, the aggregate amount of which for the Borrower and its Subsidiaries for any fiscal year of the Borrower does not exceed $1,000,000; provided that (i) such conveyance, sale, lease, assignment, transfer or other disposition is for cash consideration which the officers or Board of Directors of the Borrower or its Subsidiary, as the case may be, deems to be fair and reasonable and (ii) the Net Proceeds are applied to the Loans as provided in and to the extent required by subsection 3.7.

                  7.6 Limitation on Distributions. Declare or pay any Distribution (whether in cash or property or obligations of the Borrower or any Subsidiary thereof) in respect of the Borrower or any Subsidiary thereof, except that (a) any Subsidiary may declare and pay dividends to its owners on a pro rata basis based on their respective ownership interests and (b) the Borrower may repurchase shares of its common stock in an amount not to exceed the aggregate (i) in any twelve-month period, $3,000,000 or (ii) from and after the Closing Date, $7,500,000.

                  7.7 Transactions with Affiliates. Except as expressly permitted in this Agreement, directly or indirectly enter into any transaction or arrangement whatsoever (including without limitations any purchase, sale, lease or exchange of property or the rendering of any service) or make any payment to or otherwise deal with any Affiliate, except, as to all of the foregoing in the ordinary course of and pursuant to the reasonable requirements of the Borrower's and its Subsidiaries' business and upon fair and reasonable terms no less favorable to the Borrower or its Subsidiary, as the case may be, than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

                  7.8 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary thereof of real or personal property which has been or is to be sold or transferred by the Borrower or its Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations thereof.

                  7.9 Limitation on Investments, Loans and Advances. Purchase, hold or acquire beneficially any stock, other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make or permit to exist any investment or acquire any interest whatsoever in, any other Person, except:

                           (a) extensions of trade credit to customers in the
ordinary course of business;

                           (b) Cash Equivalents;

                           (c) loans to officers of the Loan Parties or their
Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $100,000;

                           (d) loans and advances to employees of the Borrower
or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $100,000 at any one time outstanding;

                           (e) Capital Stock of any Subsidiary;

                           (f) loans and advances by the Borrower or any
Subsidiary to any Loan Party;

                           (g) loans, advances and capital contributions by the
Borrower or any Subsidiary to any Subsidiary that is not a Loan Party; provided that, the sum of (x) the aggregate amount loaned or advanced by a Loan Party to any such Subsidiary that is not a Loan Party in any fiscal year plus (y) the aggregate amount of Indebtedness of any such non-Loan Party Subsidiary guaranteed by a Loan Party in such fiscal year shall not exceed $15,000,000;

                           (h) acquisitions by the Borrower or any Subsidiary of
less than all or substantially all of the Capital Stock or assets of a Person (or of any segment or division of a Person) that is in a business that is directly related to the business of the Borrower or such Subsidiary; provided that (i) at the time that any definitive agreement is entered into in respect of any such acquisition, no Default or Event of Default shall exist or would exist if such acquisition were consummated on such date (assuming for purposes of the covenants contained in subsection 7.1 that pro forma adjustments are made to the financial statements of the Borrower giving effect to such acquisition as if it had occurred on the last day of the Borrower's most recently completed fiscal quarter), (ii) any such acquisition shall have been approved by the board of directors of the entity (or, in the case of an entity that is not a corporation, the comparable Person or Persons) whose stock or assets are being acquired (or, if such entity is in bankruptcy, by the bankruptcy or other court having jurisdiction over such entity), and (iii) the aggregate gross purchase price (including Indebtedness assumed or incurred in connection therewith) for all such acquisitions shall not exceed $15,000,000 in any fiscal year of the Borrower; and

                           (i) acquisitions by the Borrower or any Subsidiary of
all or substantially all of the Capital Stock or assets of a Person (or of any segment or division of a Person) that is in a business that is directly related to the business of the Borrower or such Subsidiary; provided that (i) at the time that any definitive agreement is entered into in respect of any such acquisition, no Default or Event of Default shall exist or would exist if such acquisition were consummated on such date (assuming for purposes of the covenants contained in subsection 7.1 that pro forma adjustments are made to the financial statements of the Borrower giving effect to such acquisition as if it had occurred on the last day of the Borrower's most recently completed fiscal quarter), (ii) any such acquisition shall have been approved by the board of directors of the entity (or, in the case of an entity that is not a corporation, the comparable Person or Persons) whose stock or assets are being acquired (or, if such entity is in bankruptcy, by the bankruptcy or other court having jurisdiction over such entity), (iii) the aggregate gross purchase price (including the amount of Indebtedness assumed or incurred in connection therewith) for all such acquisitions shall not exceed $20,000,000 in any fiscal year of the Borrower, and (iv) prior to consummating any acquisition involving a total consideration (including Indebtedness assumed or incurred in connection therewith) in excess of $5,000,000, the Borrower shall have furnished to the Lenders financial statements, pro forma projections and other information relating thereto demonstrating pro forma compliance with the terms of this Agreement for the period of the next four consecutive fiscal quarters after completion of such acquisition demonstrating that no Default or Event of Default exists or would be caused thereby.

                  7.10 Limitation on Optional Payments and Modifications of Debt Instruments. Make any optional payment or prepayment on or redemption, defeasance or purchase of any Indebtedness (other than Indebtedness under this Agreement), or amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms, relating to the payment or prepayment of principal of or interest on, any Indebtedness (other than Indebtedness under this Agreement), other than (a) optional payments or prepayments in an aggregate amount in any twelve-month period not to exceed $250,000 and (b) any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon.

                  7.11 Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Lenders which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired; provided that the Borrower and its Subsidiaries may enter into such an agreement in connection with any Lien permitted by subsection 7.2(g) of this Agreement, when such prohibition or limitation is by its terms effective only against the assets subject to such Lien.

                  7.12 Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than December 31.

                  7.13 Limitation on Conduct of Business. Enter into any business either directly or through any Subsidiary except for businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement and any business directly related to such existing businesses.

                  7.14 Changes in Organizational Documents. Amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws or other organizational documents, in the event such change would be adverse to the Agent and/or the Lenders as determined by the Agent in its reasonable discretion.


                          SECTION 8. EVENTS OF DEFAULT

                  8.1 Events of Default. If any of the following events shall occur and be continuing:

                           (a) The Borrower shall fail to pay any principal of
any Note or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note, or any other amount payable hereunder or thereunder (including without limitation any fees), within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

                           (b) Any representation or warranty made or deemed
made by a Loan Party herein or in any other Loan Document or which is contained in any certificate or financial statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

                           (c) The Borrower shall default in the observance or
performance of any agreement contained in Section 7 of this Agreement; or

                           (d) A Loan Party shall default in the observance or
performance of any other agreement contained in this Agreement (other than as provided in subsection (a) through (c) above) or any other Loan Documents, and such default shall continue unremedied for a period of 30 days; or

                           (e) A Loan Party or any Material Subsidiary thereof
shall (i) default in the payment of any principal of or interest on or any other amount payable on any Indebtedness (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and the aggregate amount of such Indebtedness in respect of which such default or defaults shall have occurred is at least $1,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder, holders, beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due and payable; or

                           (f) (i) A Loan Party or any Material Subsidiary
thereof shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or a Loan Party or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Loan Party or any of its Material Subsidiaries any case, proceeding or other action of a nature

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


referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Loan Party or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, satisfied, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Loan Party or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
(i), (ii), or (iii) above; or (v) a Loan Party or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they generally become due; or

                           (g) One or more judgments or decrees shall be entered
against a Loan Party or any of its Material Subsidiaries involving in the aggregate a liability (excluding any such judgments or orders which are fully covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing) of $1,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, settled, satisfied or paid, or stayed or bonded pending appeal, within 60 days from the entry thereof; or

                           (h) Without limiting any other representations or
covenants relating to environmental matters, a Loan Party or any Subsidiary thereof shall fail to (i) comply with or require compliance by all tenants and, to the extent possible, all subtenants, if any, with all Environmental Laws or obtain and comply with and maintain, or require that all tenants and, to the extent possible, all subtenants, obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws except to the extent that failure to so comply or obtain or maintain such documents could not reasonably be expected to have a Material Adverse Effect; or
(ii) comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect; or

                           (i) Without limiting any other representations or
covenants relating to ERISA matters, (i) any Person shall engage

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in any "prohibited transaction" (as defined in Section 406 of ERISA or Section
4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of a Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist in regard to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                           (j) Any Change in Control shall occur; or

                           (k) Any other event shall have occurred which
could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then

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


outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this subsection 8.1, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the L/C Coverage Requirement for each such Letter of Credit. The Borrower hereby grants to the Agent, for the benefit of the Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Loan Parties under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower or as otherwise directed by a court of competent jurisdiction. The Borrower shall execute and deliver to the Agent, for the account of the Issuing Bank and the L/C Participants, such further documents and instruments as the Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                              SECTION 9. THE AGENT

                  9.1 Appointment. Each Lender hereby irrevocably designates and appoints PNC as the Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes PNC, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, the Agent shall

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


not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the other Loan Documents or otherwise exist against the Agent. PNC agrees to act as the Agent on behalf of the Lenders to the extent provided in this Agreement and the other Loan Documents.

                  9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to engage and pay for the advice and services of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                  9.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct) or
(b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by a Loan Party or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Loan Parties (or any of them) to perform their obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Loan Parties (or any of them).

                  9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to one or more of the Loan Parties), independent accountants and other

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


experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                  9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  9.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement and each other Loan Document to which it is a party.

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


Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                  9.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation, if any, of the Loan Parties to do so) in Dollars, ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

                  9.8 Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties (or any of them) as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual

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


capacity.

                  9.9 Successor Agent. The Agent may resign as Agent hereunder and under the other Loan Documents upon 30 days' notice to the Lenders and the Borrower. If the Agent shall resign, then the Required Lenders shall appoint from among the Lenders a successor Agent for the Lenders, which appointment shall be subject to (unless an Event of Default shall have occurred and be continuing) the approval of the Borrower (which approval shall not be unreasonably withheld). Any rejection by the Borrower of a successor Agent shall specify the reasons for such rejection. Failure of the Borrower to approve or reject a successor agent within ten days following request for approval shall be deemed to constitute approval. Upon such appointment and approval, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent effective upon its appointment and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or the other Loan Documents or any holders of the Loans. After any retiring Agent's resignation, the provisions of this
Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                  9.10 Beneficiaries. Except as expressly provided herein, the provisions of this Section 9 are solely for the benefit of the Agent and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Loan Parties.


                            SECTION 10. MISCELLANEOUS

                  10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Required Lenders, the Agent and the Borrower may, from time to time, enter into written amendments (including letter amendments), supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or any other Loan Document or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or any other Loan Document or any Default or Event of

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


Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly or indirectly (a) reduce the amount or extend the maturity of any Note or any installment thereof, or reduce the rate of interest or extend the time of payment of interest thereon, or reduce any fee payable to any Lender hereunder or extend the period for payment thereof, or change the duration or the amount of any Lender's Commitment, in each case without the consent of the Lender affected thereby, (b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents, or release the Borrower as a Loan Party, in each case without the written consent of all the Lenders, (c) amend, modify or waive any provision of Section 9 without the written consent of the then Agent or (d) amend, modify or waive any provision of this Agreement relating to any outstanding Letter of Credit without the written consent of the Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the Loan Parties, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                  10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex confirmed in writing), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or the next Business Day if sent by reputable overnight courier, postage prepaid, for delivery on the next Business Day, or, in the case of telecopy notice, when received during normal business hours with electronic confirmation, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Borrower, the Agent or the Issuing Bank, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

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


         The Borrower                       Transaction Network Services, Inc.
                                            1939 Roland Clark Place
                                            Reston, VA  20191-1406
                                            Attention:  Tad Weed
                                                        Chief Financial Officer
                                            Telecopy:   (703) 453-8397


         The Agent and                      PNC Bank, National Association
         the Issuing Bank:                  1600 Market Street
                                            Philadelphia, PA  19103
                                            Attention:  John T. Wilden
                                                        Vice President
                                            Telecopy:   (215) 585-6680

         With a Copy to:                    PNC Bank, National Association
                                            Agent Services
                                            One PNC Plaza, 22nd Floor
                                            249 Fifth Avenue
                                            Fourth Floor Annex
                                            Pittsburgh, PA  15222-2707
                                            Attention:  Arlene Ohler
                                            Telecopy:   (412) 762-8672

provided that (a) any notice, request or demand to or upon the Agent or the Lenders pursuant to subsections 2.3, 2.5, 3.5, 3.6, 3.7, 3.13 and 3.14 shall not be effective until received and (b) any notice of a Default or Event of Default hereunder shall be sent by telecopy or reputable overnight courier.

                  10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents.

                  10.5 Payment of Expenses and Taxes. The Borrower

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


agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, administration of and the syndication of, this Agreement, the other Loan Documents and any other documents executed and delivered in connection herewith or therewith and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification, and any proposed amendment, supplement or modification, to this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith, or proposed to be executed and delivered in connection therewith, including without limitation, the reasonable fees and disbursements of counsel,
(c) pay or reimburse each Lender and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent and any Lender, (d) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any (other than taxes expressly excluded from the definition of Taxes in subsection 3.10) which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents and any such other documents including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Laws applicable to the operations of the Loan Parties or their Subsidiaries (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Person. The

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


agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder. All references in this subsection to attorneys fees shall include the allocable costs of in-house legal services of the Agent.

                  10.6 Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. The Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Lender.

                           (b) Each Lender may, in accordance with applicable
law, sell to any Lender or Affiliate thereof and, with the consent of the Borrower and the Agent(which consents shall not be unreasonably withheld), to one or more banks, financial institutions or "accredited investors" (as defined in Regulation D of the Securities Act of 1933, as amended) (each, a "Purchasing Lender") all or a pro rata portion of its interests, rights and obligations under this Agreement, the Notes and the other Loan Documents, other than as Agent or Issuing Bank (i.e., all or a pro rata portion of its Commitments and the Loans at the time owing to it and the Notes held by it); provided, however, that (i) so long as the Commitments are then in effect, such assignment shall be in an amount not less than $5,000,000 (or such lesser amount as (x) the Borrower and the Agent shall agree in their sole discretion or (y) is an assignment of all of a Lender's interests under the Commitments and its Loans), (ii) the parties to each such assignment shall execute and deliver to the Agent and the Borrower for its acceptance and recording in the Register an Assignment and Acceptance, together with the Note or Notes subject to such assignment and a processing and recordation fee of $3,500. Upon acceptance and recording pursuant to paragraph (e) of this subsection 10.6, from and after the effective date specified in an Assignment and Acceptance, which effective date shall be at least five Business Days after the execution and delivery thereof to the Borrower and the Agent (or such shorter period as the Agent and the Borrower may agree in their sole discretion), (A) such Purchasing Lender shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and
(B) the assigning Lender thereunder shall, to the extent of the interest assigned by such

Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 3.9, 3.10, 3.11 and 10.5 (to the extent that such Lender's entitlement to such benefits arose out of such Lender's position as a Lender prior to the applicable assignment). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting amounts and percentages held by the Lenders after giving effect to the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such assigning Lender under this Agreement and the other Loan Documents. Notwithstanding any provision of this subsection 10.6, the consent of the Borrower shall not be required for any assignment which occurs at any time when an Event of Default shall have occurred and be continuing under subsection 8.1(a) or subsection 8.1(f).

                           (c) By executing and delivering an Assignment and
Acceptance, the assigning Lender thereunder and the Purchasing Lender thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby, free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Loan Parties or any Subsidiary thereof or the performance or observance by the Loan Parties or any Subsidiary thereof of any of its or their obligations under this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such Purchasing Lender confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such Purchasing Lender will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it

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shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents;
(vi) such Purchasing Lender appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and
(vii) such Purchasing Lender agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender including, if it is becoming a Lender and is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 3.10 to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Purchasing Lender's exemption from United States withholding taxes with respect to all payments to be made to the Purchasing Lender under this Agreement.

                           (d) The Agent shall maintain at its offices in
Philadelphia, Pennsylvania a copy of each Assignment and Acceptance and the names and addresses of the Lenders, and the Commitment(s) of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

                           (e) Upon its receipt of a duly completed Assignment
and Acceptance executed by an assigning Lender and a Purchasing Lender (and in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower and the Agent) together with the Note or Notes subject to such assignment and the processing and recordation fee referred to in paragraph (b) above, the Agent shall promptly (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give notice thereof to the Lenders. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrender of the original Note(s) (A) a new Note to the order of such Purchasing Lender in an amount equal to the Commitment assumed and (B) if the assigning Lender

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has retained a Commitment or, with respect to assignments occurring after the termination of the Commitments, a portion of the Loans, a new Note to the order of such assignor in the respective amount equal to the Loan retained by it and/or the Commitment retained by it, as the case may be. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s); such new Notes shall be dated the date of the surrendered Notes which they replace and shall otherwise be in substantially the form of Exhibit A. Canceled Notes shall be returned to the Borrower.

                           (f) Each Lender may without the consent of the
Borrower or the Agent (except to the extent provided below) sell participations to one or more banks or other entities (each a "Participant") in any Loan owing to such Lender, the Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents, provided, however, that (i) such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower, the Lenders and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, (v) in any proceeding under the Bankruptcy Code such Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant, and (vi) such Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or the Note held by such Lender or any other Loan Document, other than any such amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest that forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan, or releases the Borrower from liability with respect to such Loan.

                           (g) If amounts outstanding under this Agreement and
the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement, any Note and the other Loan Documents to the same extent as if the amount of its participating interest

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were owing directly to it as a Lender under this Agreement or any Note, provided that in purchasing such participation such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection
10.8. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 3.9, 3.10, 3.11 and 10.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the assigning Lender would have been entitled to receive in respect of the amount of the participation transferred by such assigning Lender to such Participant had no such transfer occurred.

                           (h) If any Participant of a Lender is organized under
the laws of any jurisdiction other than the United States or any state thereof, the assigning Lender, concurrently with the sale of a participating interest to such Participant, shall cause such Participant (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the other Lenders, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the assigning Lender with respect to any payments to be made to such Participant in respect of its participation in the Loans and (ii) to agree (for the benefit of the assigning Lender, the other Lenders, the Agent and the Borrower) that it will deliver the tax forms and other documents required to be delivered pursuant to paragraph 3.10(b) and comply from time to time with all applicable U.S. laws and regulations with respect to withholding tax exemptions.

                           (i) Any Lender may at any time assign all or any
portion of its rights under this Agreement and the Note issued to it to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder.

                  10.7 Disclosure of Information. Unless otherwise consented to by the Borrower in writing, each of the Lenders and the Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement; provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for any Lender or the Agent, (c) to bank examiners, auditors or accountants, (d) to the Agent or any other Lender, (e) in connection with any litigation to which any one or

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more of the Lenders or the Agent is a party involving the Borrower, any other
Loan Party, or any Subsidiary thereof or any of its or their properties or in any way relating to this Agreement or any other Loan Documents or any Loans or other obligations of one or more of the Loan Parties to the Agent or any Lender and (f) to any participant or Purchasing Lender (or prospective participant or Purchasing Lender) so long as such Participant or Purchasing Lender (or prospective participant or Purchasing Lender) agrees to comply with the requirements of this subsection.

                  10.8 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligation owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans or Reimbursement Obligations may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                           (b) In addition to any rights and remedies of the
Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits

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(general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  10.11 Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  10.12  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS
AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

                  10.13 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                           (a) submits for itself and its property in any legal
action or proceeding relating to this Agreement or any Note, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

                           (b) consents that any such action or proceeding may
be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or

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proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                           (c) waives and hereby acknowledges that it is
estopped from raising any objection based on forum non conveniens, any claim that any of the above-referenced courts lack proper venue or any objection that any of such courts lack personal jurisdiction over it so as to prohibit such courts from adjudicating any issues raised in a complaint filed with such courts against the Borrower concerning this Agreement or the other Loan Documents;

                           (d) acknowledges and agrees that the choice of forum
contained in this subsection 10.13 shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under the Loan Documents to enforce the same in any appropriate jurisdiction;

                           (e) agrees that service of process in any such action
or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Agent shall have been notified pursuant to this Agreement;

                           (f) agrees that nothing herein shall affect the right
to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                           (g) waives, to the maximum extent not prohibited by
law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                  10.14 Acknowledgements. The Borrower hereby acknowledges that:

                           (a) it has been advised by counsel in the
negotiation, execution and delivery of this Agreement and the other Loan Documents;

                           (b) neither the Agent nor any Lender has any
fiduciary relationship to the Borrower or any other Loan Party and the relationship hereunder between the Agent and the Lenders, on the one hand, and the Borrower and the other Loan Parties, on

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the other hand, is solely that of debtor and creditor; and

                           (c) no joint venture exists among the Lenders or
among the Borrower and any other Loan Party, on the one hand, and the Lenders or the Agent on the other hand.

                  10.15  WAIVERS OF JURY TRIAL.  THE BORROWER, THE AGENT
AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY MANDATORY COUNTERCLAIM THEREIN.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                       TRANSACTION NETWORK SERVICES, INC.


                                       By:
                                              Name:
                                              Title:


                                       PNC BANK, NATIONAL ASSOCIATION,
                                         as a Lender and as Agent


                                       By:
                                              Name:
                                              Title:


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Schedules

Schedule I         Lender and Commitment Information
Schedule 4.16      List of Subsidiaries


EXHIBITS

EXHIBIT A          Form of Note
EXHIBIT B          Form of Compliance Certificate
EXHIBIT C          Form of Guarantee
EXHIBIT D          Form of Notice of Borrowing
EXHIBIT E          Form of Legal Opinion
EXHIBIT F          Form of Assignment and Assumption Agreement


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